SCHEDULE 14C INFORMATION

              Information Statement Pursuant to Section 14(c)
                   of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[ ]  Confidential, for use of the Commission only (as permitted by Rule
       14c-5(d)(2)
[ ]  Definitive Information Statement

                       PINNACLE RESOURCES, INC.
                       -----------------------
          (Name of Registrant as Specified In Its Articles)

Payment of Filing Fee (Check the appropriate box):

[X}  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules
       14c-5(g) and 0-11.
      (1) Title of each class of securities to which transaction applies:

      ---------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:

      ---------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ---------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

      ---------------------------------------------------------
      (5)  Total fee paid:

      ---------------------------------------------------------
[ ]  Fee paid previously with preliminary material
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:

      ---------------------------------------------------------
      (2)  Form Schedule or Registration Statement No.:

      ---------------------------------------------------------
      (3)  Filing Party:

      ---------------------------------------------------------
      (4)  Dated Filed:

      ---------------------------------------------------------

      Pinnacle Resources, Inc.
      9600 E. Arapahoe Road, Suite 260
     Englewood, Colorado 80112
       303-705-8600

                       INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed on or about March 13, 2010 to the holders of record at the close of business January 15, 2010 of the common stock, par value $0.00001 per share of Pinnacle Resources, Inc., a Wyoming corporation), in connection with the following amendments to Pinnacle's Articles of Incorporation:

1. An amendment to increase the authorization of preferred shares to 20,000,000 preferred shares.

2.  An amendment to change the name of Pinnacle to Iron Eagle
Group, Inc. to more accurately reflect the business of Pinnacle.

Additionally, this information statement is being mailed in connection with the ratification of prior actions of the board of directors, a 30 for 1 reverse stock split and the change of the domicile of Pinnacle from Wyoming to Delaware.

This Information Statement is being provided solely for informational purposes and not in connection with a vote of Pinnacle's stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION BY PINNACLE'S STOCKHOLDERS IS
REQUIRED IN RESPONSE TO THIS INFORMATION STATEMENT.

Only one Information Statement is being delivered to two or more security holders who share an address unless Pinnacle has received contrary instruction from one or more of the security holders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

Pinnacle will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct Pinnacle, by calling us at (303) 705-8600 or writing to us at 9600 E. Arapahoe Road, Suite 260, Englewood, Colorado 80112.




WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

RECORD DATE

On February 15, 2010, certain Pinnacle's shareholders adopted, by written consent of more than 50% of the shareholders of record as of January 15, 2010, resolutions recommending actions to be taken by the officers and amendments to Pinnacle's Articles to affect the changes listed above.

VOTING SECURITIES

There are currently 405,969,375 common shares outstanding and no preferred shares outstanding. Holders of Pinnacle's common stock are entitled to voting rights of one hundred percent. Such holders may cast one vote for each share held at all stockholders' meetings for all purposes.

DISSENTERS' RIGHTS

Under the Wyoming law, our stockholders are entitled to dissenters' rights with respect to the actions set forth in this Information
Statement or to demand appraisal of their shares as a result of the approval of these actions.

Stockholders of Pinnacle electing to do so must comply with the provisions of Title 17 of the Wyoming Statutes in order to perfect their rights of appraisal.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder's failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Wyoming statutory procedures that a stockholder of Pinnacle must follow in order to dissent from the actions set forth in this Information Statement and obtain payment of the fair value of his or her shares of common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Title 17 of the Wyoming Statutes

Title 17 of the Wyoming Statutes requires the following.

If you have not executed a consent in favor of the proposed actions with respect to that class or series of shares, you are entitled to payment for your shares under Title 17. Pinnacle is required to supply an appraisal notice and form no later than ten days after the corporate action becomes effective.

You must make a written demand for appraisal. You must deliver sign and return the form sent by Pinnacle and deposit your shares in accordance with the terms of the notice which date may not be fewer than forty (40) nor more than (60) days after the date the appraisal notice and form were sent.

Within 120 days after the form is due, Pinnacle shall pay in cash or other agreed upon consideration to those shareholders who complied with W.S. 17-16-1323, the amount Pinnacle estimates to be the fair of your shares, plus instruct.

If you demand appraisal rights, after the effective date of the actions contemplated in this information statement, you will not be entitled to vote the shares of common stock for which you have demanded appraisal rights for any purpose; to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the actions described above; (unless you properly withdraw your demand for appraisal).

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

OTHER RIGHTS

Shares of Pinnacle's common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of Pinnacle's common stock in the event of a subsequent offering.

Pinnacle's bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares of common stock entitled to vote.

TRANSFER AGENT

Corporate Stock Transfer acts as Pinnacle's transfer agent.

CHANGE OF CONTROL

On January 8, 2010, Pinnacle entered into a share exchange with Iron Eagle Group, a Nevada corporation. Pursuant to the Agreement, Pinnacle issued an aggregate of 373,491,825 shares of its common stock to the Iron Eagle shareholders in exchange for all of the issued and outstanding Iron Eagle capital stock. As a result of the Agreement, Iron Eagle became a wholly-owned subsidiary of Pinnacle. There was a change in the ownership control of Pinnacle as of January 8, 2010 as the Iron Eagle shareholders own 92% of Pinnacle's outstanding common shares.

The Agreement provides for the Agreement Shares to be held in escrow. Release of the Agreement Shares is subject to future performance by Iron Eagle before October 8, 2010:
  (i) Iron Eagle shall enter into one or more agreements to acquire construction, infrastructure or related companies with aggregate fiscal 2009 or last twelve (12) months audited EBITDA, adjusted for non-recurring expenses, of at least One Million Eight Hundred Thousand Dollars ($1,800,000); or

  (ii) Pinnacle's board of directors unanimously voted to authorize the release of the Agreement Shares when the minimum requirement has been fulfilled.

Iron Eagle advanced a $10,000 loan to Pinnacle on the execution of the Agreement. In the event that Iron Eagle fails to complete its future performance obligations described in (i) and (ii) above, the escrow agent is instructed to return all 373,491,825 shares of Pinnacle's common stock held in the escrow to Pinnacle and Pinnacle would be released from its obligation to repay the $10,000 loan received from Iron Eagle as part of the Agreement.

Iron Eagle was formed in November 2009 and as of December 31, 2009 had assets of $10,000, liabilities of $270,000 and an accumulated deficit of $260,000. Iron Eagle's loss for the two month period ended December 31, 2009 was $260,020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tabulates holdings of shares of Pinnacle by each person or entity who, subject to the above, as of January 31, 2010, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of the registrant individually and as a group. Each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

                                                    Percentage of
                              Number & Class         Outstanding
Name and Address                 of Shares          Common Shares

Jason Shapiro
61 West 62nd Street, Apt 23F
New York, New York 10023      99,149,630			 24.42%

Glen R. Gamble(1)(2)
12892 Sierra Circle
Parker, CO 80134                 300,000                 .07%

Robert A. Hildebrand
405 Detroit Street
Englewood, CO 80206            1,410,000                 .35%

Beverly Jo Gamble(1)
12892 Sierra Circle
Parker, CO 80134                 200,000                 .05%

Victory Minerals Corp.(2)
7345 E. Peakview
Englewood, CO 80111            3,000,000                 .74%

All Directors & Officers
as a group (3 persons)       104,059,630		       25.63%

Other 5% Shareholders

Jake Shapiro
448 West 37th Street, Suite 9G
New York, NY 10018		99,149,630		       24.42%

Stephen W. Gropp
1803 North Stafford Street
Arlington, VA 22207           99,149,630               24.42%

Nevada Irrevocable Trust
3540 W. Sahara Avenue
Suite 153
Las Vegas, NV 89102           34,286,550                8.45%

June J. Masaki
59 Damonte Ranch Parkway
Suite B - 4296
Reno, NV 89521                34,286,550                8.45%

(1)Beverly Jo Gamble is married to Glen R. Gamble, an officer and director of the registrant. As a result, Glen R. Gamble would be deemed to be a beneficial owner of the Common Shares owned of record by Beverly Jo Gamble. Nevertheless, Glen R. Gamble disclaims any beneficial ownership of the Common Shares owned of record by his wife.

(2)Victory Minerals Corp. is a corporation controlled by Glen R.
Gamble, an officer and director of the registrant.  As a result, Glen
R. Gamble would be deemed to be a beneficial owner of the 2,500,000 common shares owned of record by Victory Minerals Corp.

(3)Marieno L. Bonilla is the trustee of the Nevada Irrevocable Trust.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons listed below have been retained to provide services as director until the qualification and election of his successor. All holders of common stock will have the right to vote for directors.

The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of the registrant, supervising the development business plan, review of the officers' performance of specific business functions. The board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of Pinnacle. A director shall be elected by the shareholders to serve until the next annual meeting of shareholders, or until his or her death, or resignation and his or her successor is elected. Presently, Directors receive no compensation or fees for their services rendered in such capacity.

The Executive Officers and Directors are:

Name                            Position             Term(s) of Office
Glen R. Gamble, age 66      President, Director,       From Inception
                          Chief Executive Officer       to present

Robert A. Hildebrand, age 83 Vice President, Director  From Inception
                            Secretary/Treasurer         to present
                          Chief Financial Officer   From June 26, 2000
                                                   to December 29, 2009

Jason Shapiro, age 32     Chief Financial Officer,   December 29, 2009
                              Director                to present

Resumes.

Glen R. Gamble._ Chief Executive Officer and Director. Mr. Gamble has served as an officer and director of variety of companies engaged in the fields of mining, oil and gas, cattle, real estate and resource financing. Currently, Mr. Gamble is the manager of Viatica Fund, LLC; a director of Natural Buttes Gas Corp.; manager of Desert Flower Mining, LLC; and president and chairman of Victory Minerals Corp. and the registrant. Mr. Gamble serves on the board of directors of Vanadium and Magnetite Exploration and Development (Pty) Ltd., both subsidiaries of the registrant.

Mr. Gamble graduated from Lakewood High School in 1962, performed three years of military service in the U.S. Army from which he was Honorably Discharged in May 1966. Mr. Gamble attended the University of Colorado and graduated with a Bachelor of Science degree in Accounting and Finance in 1970.

Robert A. Hildebrand, Professional Engineer, B.Sc., Vice President and Director. R.A. Hildebrand is a registered professional mining engineer. He holds a geological engineering degree from the Colorado School of Mines and a completion certificate from LaSalle University in business administration. He has been active in mineral exploration and production for 56 years having held operating and executive positions with both major and junior, publicly-held mining companies operating in Africa, South America, China and North America.

From 1996 to 1998, Mr. Hildebrand served as vice president and treasurer for the Environmental Assurance Corporation, a private company engaged in the reclamation and financing of contaminated real estate. He also acted for eleven years (1980 to 1991) as the Consul (Hon.) of the Netherlands for Colorado, New Mexico and Wyoming. In 1991, Her Majesty Queen Beatrix appointed Mr. Hildebrand a knight in The Order of Oranje-Nassau.

Mr. Hildebrand is, or was within the past years, an officer and/or director of the following public companies: Anooraq Resources, General Mining Company, Resource Finance Group Ltd., International Methane Company and Polaris Resources, Inc.

Jason Shapiro, Chief Financial Officer and Director. Mr. Shapiro was the chief executive officer and sole director of Iron Eagle Group, a Nevada corporation from its inception on November 9, 2009 to January 8, 2010 when it was acquired pursuant to the Share Exchange Agreement described herein. From 2007-2009, Mr. Shapiro was the vice president of Macquarie Capital Funds, a private equity group where he was responsible for asset management and investments. In the summer and fall of 2006, Mr. Shapiro was a legal intern for Honorable Rosemary Gambardella, a former Chief Judge on the United States Bankruptcy Court for the District of New Jersey. From 2004-2005, Mr. Shapiro was the chief executive officer of ProPREG, a biotech firm specializing in pregnancy and fertility. From 1999-2004, Mr. Shapiro was an associate director of UBS Investment Bank, a global healthcare investment banking firm.

Mr. Shapiro earned his MBA degree from the University of Pennsylvania's The Wharton School in 2009. Mr. Shapiro earned a JD degree from the Seton Hall University School of Law in 2007. Mr. Shapiro earned a MS degree in accountancy from Zicklin School of Business' Baruch College in 2006. Mr. Shapiro earned a BS degree in computer science from Rutgers College in 1998.

Mr. Shapiro has earned the following certifications:
*	Certified Public Accountant
*	Chartered Financial Analyst
*	Certified Insolvency and Restructuring Advisor
*	Certification in Distressed Business Valuation
*	Certified Fraud Examiner
*	Certified in Financial Forensics
*	Project Management Professional
*	Risk Management Professional

Mr. Shapiro has also passed the New York and New Jersey bar exams and expects to be licensed in both states shortly.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Shapiro Employment Agreement

Pursuant to the reverse merger/change of control, Pinnacle has entered into an employment agreement with Jason Shapiro. Pursuant to the employment agreement, Mr. Shapiro will receive annual compensation of $200,000 commencing on the closing of an acquisition and will be eligible to receive a cash bonus of up to 200% of base salary, at the discretion of the board of directors. Below are the relevant sections of the employment agreement.

   Base Salary. Pinnacle will pay Mr. Shapiro an annual gross base salary of $200,000 payable at least semi-monthly. Pinnacle agrees to review Mr. Shapiro's salary at least annually as of each anniversary of the start date and make adjustments upwards as necessary to reflect increases in the cost of living as well as performance. The amount of any such increase if any; shall be at the sole discretion of the board.

Any actual payments of salary or bonuses made to Mr. Shapiro will be net of any governmental applicable taxes and fees that Pinnacle acting in good faith and its sole discretion determines need to be deducted from payments to employee.

  Cash Bonuses. At the sole discretion of the board, Mr. Shapiro will be eligible to receive a cash bonus of up to 200% of base salary each year based upon actual performance of Pinnacle as determined by the board. The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the board.

Severance Agreement of Glen R. Gamble

Pursuant to the severance agreement, Mr. Gamble shall serve as the president of Pinnacle until such time as there is a change in control. The term of employment shall be for a period of one year, commencing with the date hereof, unless sooner terminated with Cause or as a result of a change in control as provided in this Agreement.

For purposes of the severance agreement, a "Change in Control" shall mean any of the following events:


(a)
The release from escrow of the shares of Pinnacle's common stock issued to the shareholders of Iron Eagle
Group in connection with the acquisition of  Iron
Eagle Group by Pinnacle; or


(b)
The individuals who, as of the date this Agreement are approved by the Board, cease for any reason to constitute at least two-thirds of the Board;

In the event that Glen R. Gamble is terminated without Cause or as a result of a Change in Control, Pinnacle shall pay to Mr. Gamble or his nominee for the services to be rendered Mr. Gamble hereunder, compensation as set forth below if, as and when Pinnacle sells certain securities it owns of The Saint James Company.

   If Mr. Gamble qualifies for compensation as provided in above, such compensation shall be paid subject to the following:

   (a) Mr. Gamble or his nominee will receive no compensation from the sale of the STJC Shares at eighty cents ($0.80) per share or less;
   (b) Mr. Gamble or his nominee will receive compensation equal to Twenty-Five percent (25%) of the amount from sales of STJC Shares at prices in excess of $0.80 up to $1.50 per share;
   (c) Mr. Gamble or his nominee will receive compensation equal to Thirty percent (30%) of the amount from sales of STJC Shares at prices in excess of $1.50 up to $3.00 per share: and
   (d) Mr. Gamble or his nominee will receive compensation equal to Thirty-Five percent (35%) of the amount from sales of STJC Shares exceeding $3.00 per share.

Any compensation paid under the severance agreement shall be payable upon receipt by Pinnacle of the proceeds from the sale of the STJC shares, subject to applicable withholding and other taxes.

Mr. Gamble agrees that no compensation or remuneration shall be due or payable to him or his nominee, either for past, present or future services.

Mr. Gamble shall not be entitled to any compensation if the board determines that he is terminated for cause.

Severance Agreement of Robert A. Hildebrand

Pursuant to the severance agreement, Mr. Hildebrand shall serve as the secretary/treasurer of Pinnacle until such time as there is a change in control. The term of employment shall be for a period of one year, commencing with the date hereof, unless sooner terminated with Cause or as a result of a change in control as provided in this Agreement.

For purposes of the severance agreement, a "Change in Control" shall mean any of the following events:

   (a) The release from escrow of the shares of Pinnacle's common stock issued to the shareholders of Iron Eagle Group in connection with the acquisition of Iron Eagle Group by Pinnacle; or

   (b) The individuals who, as of the date this Agreement are approved by the Board, cease for any reason to constitute at least two-thirds of the Board;

In the event that Mr. Hildebrand is terminated without Cause or as a result of a Change in Control, Pinnacle shall pay to Mr. Hildebrand or his nominee for the services to be rendered Mr. Hildebrand hereunder, compensation as set forth below if, as and when Pinnacle sells certain securities it owns of The Saint James Company.

   If Mr. Hildebrand qualifies for compensation as provided in above, such compensation shall be paid subject to the following:

   (a) Mr. Hildebrand or his nominee will receive no compensation from the sale of the STJC Shares at eighty cents ($0.80) per share or less;
   (b) Mr. Hildebrand or his nominee will receive compensation equal to Twenty-Five percent (25%) of the amount from sales of STJC Shares at prices in excess of $0.80 up to $1.50 per share;
   (c) Mr. Hildebrand or his nominee will receive compensation equal to Thirty percent (30%) of the amount from sales of STJC Shares at prices in excess of $1.50 up to $3.00 per share: and
   (d) Mr. Hildebrand or his nominee will receive compensation equal to Thirty-Five percent (35%) of the amount from sales of STJC Shares exceeding $3.00 per share.

Any compensation paid under the severance agreement shall be payable upon receipt by Pinnacle of the proceeds from the sale of the STJC shares, subject to applicable withholding and other taxes.

Mr. Hildebrand agrees that no compensation or remuneration shall be due or payable to him or his nominee, either for past, present or future services.

Mr. Hildebrand shall not be entitled to any compensation if the board determines that he is terminated for cause.


                          PROPOSAL No. 1
AMENDMENT TO ARTICLES TO INCREASE THE AUTHORIZATION OF PREFERRED SHARES

Pinnacle's board of directors believes that the proposed amendment to increase the authorization of preferred shares will provide Pinnacle with greater flexibility to pursue acquisition candidates and to take other actions to enhance shareholder value. The board of directors believes that the increase in Pinnacle's share capital will provide sufficient shares, without addition expense or delay, for investments or acquisitions by Pinnacle, share sales, grants or awards under future management incentive and employee benefit plans and programs, share splits or share dividends and other general corporate purposes.

As a result of the increase in share capital, Pinnacle's authorized preferred shares will be increased to 20,000,000 preferred shares.

As of January 31, 2010, there were no preferred shares outstanding.


                         PROPOSAL No. 2
        AMENDMENT TO ARTICLES TO CHANGE THE NAME OF PINNACLE

Pinnacle's board of directors believes that the proposed amendment to change the name of Pinnacle to Iron Eagle Group, Inc. will more accurately reflect corporate operations after the change of control.

Principal Effects of the New Change. Changing our name will not have any effect on our corporate status. In the future, new stock certificates will be issued bearing our new name.


                        PROPOSAL No. 3

TO CHANGE THE STATE OF INCORPORATION OF PINNACLE FROM WYOMING TO
DELAWARE BY MERGER OF PINNACLE, A WYOMING CORPORATION, WITH AND
INTO IRON EAGLE GROUP, INC., A DELAWARE CORPORATION

On February 15x, 2010, Pinnacle's board of directors voted unanimously to approve the merger and obtained written consent by shareholders' owning more than 50% of the outstanding common shares. The merger will be consummated pursuant to an agreement and plan of merger between Iron Eagle Group, Inc., a Delaware corporation and Pinnacle, a copy of which is contained in Exhibit A. Copies of the certificate of incorporation and bylaws which will serve as Iron Eagle's certificate of incorporation and bylaws following the merger are attached to the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that Pinnacle will merge with and into Iron Eagle. The proposed merger will effect a change in the legal domicile of Pinnacle and other changes of a legal nature, the most significant of which are described below. However, the merger will not result in any change in Pinnacle's business, management, location of its principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the merger which are immaterial.

Iron Eagle Group, Inc. (Name of new company subject to approval of Proposal 2) which will be the surviving corporation, has been incorporated under the Delaware statutes exclusively for the purpose of merging with Pinnacle. Iron Eagle is a newly formed corporation with one hundred shares of common stock issued and outstanding held by Pinnacle, with only minimal capital. The terms of the merger provide that the currently issued one hundred shares of common stock of Iron Eagle held by Pinnacle will be cancelled. As a result, following the merger, Pinnacle's current stockholders will be the only stockholders of the newly merged corporation. The articles of incorporation and bylaws of Pinnacle and the certificate of incorporation and bylaws of Iron Eagle, a Delaware corporation, are available for inspection by our stockholders at Pinnacle's principal office located at 9600 East Arapahoe Road, Suite 260, Englewood, CO 80112.

The Agreement and Plan of Merger
The Agreement and Plan of Merger provides that Pinnacle will merge with and into Iron Eagle, with Iron Eagle being the surviving corporation. Iron Eagle will assume all assets and liabilities of Pinnacle.

Filing of the Articles of Merger
Pinnacle intends to file the Certificate of Merger and Articles of Merger with the Secretaries of State of Wyoming and Delaware, respectively, when the actions taken by Pinnacle's board of directors and the consent stockholders become effective.

On the effective date of the merger, the merged companies will be deemed incorporated under the Delaware Statutes. Consequently, the merged companies will be governed by the Delaware Certificate and Delaware bylaws filed with the Agreement and Plan of Merger.

Principal Features of the Change of Domicile
The change in jurisdiction will be effected by the merger of Pinnacle, with and into, Iron Eagle, under the Delaware Statutes for the purpose of effecting the change of domicile. The change of domicile will become effective upon the filing of the requisite merger documents in Wyoming and Delaware, which filings will occur on the effective date of the merger. Following the merger, Iron Eagle will be the surviving corporation and will operate under the name of Iron Eagle Group, Inc. On the effective date of the merger, each outstanding share of Pinnacle's common stock will be automatically converted into one share of the common stock of Iron Eagle, the new Delaware corporation. Pinnacle will cease to exist as a Wyoming corporation, and Iron Eagle will be the continuing or surviving corporation. Upon consummation of the merger, Iron Eagle will succeed to all of the liabilities and obligations of Pinnacle. There will be no change in the business, properties or management of Pinnacle. The Iron Eagle board of directors will consist of those persons presently serving on the board of directors of Pinnacle. The individuals who will serve as executive officers of Iron Eagle are those who currently serve as executive officers of Pinnacle. Such persons and their respective terms of office are set forth above under the caption "Directors and Executive Officers." Pursuant to the terms of the Agreement and Plan of Merger, the merger may be abandoned by the board of directors of Pinnacle and Iron Eagle at any time prior to the effective date of the merger. In addition, the board of directors of Pinnacle may amend the Agreement and Plan of Merger at any time prior to the effective date of the merger provided that any amendment made may not, without approval by the stockholders of Pinnacle who have consented in writing to approve the merger, alter or change the amount or kind of Iron Eagle common stock to be received in exchange for or on conversion of all or any of the common stock, alter or change any term of the Delaware certificate or alter or change any of the terms and conditions of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of common stock.

Purpose of the ReDomicile
The purpose of the redomicile is to change the state of incorporation and legal domicile of Pinnacle from Wyoming to Delaware. The board of directors believes that this change in the domicile would be in the best interests of Pinnacle and its shareholders. Delaware has long been a leading state in adopting, construing, and implementing comprehensive and flexible corporate laws that respond to the legal and business needs of corporations.

Conversion of the Stock
On the effective date of the merger, each issued and outstanding share of common stock of Pinnacle will be converted into common stock of Iron Eagle and Pinnacle shareholders will automatically become shareholders of Iron Eagle.

Stock Certificates
Shareholders will need to exchange their stock certificates for Iron Eagle stock certificates upon the merger. Shareholders will receive notification from Pinnacle and/or its transfer agent regarding the
procedure for exchanging stock certificates.   The issuance of new
certificates will be subject to normal stock transfer requirements, including proper endorsement, signature guarantee, if required, and payment of applicable taxes.

Transferability of Shares
Shareholders whose shares of Pinnacle common stock were freely tradable before redomicile will own shares of Iron Eagle that are freely tradable after redomicile. Similarly, any shareholders holding securities with transfer restrictions before reincorporation will hold shares of Iron Eagle that have the same transfer restrictions after reincorporation. For purposes of computing the holding period under Rule 144 of the Securities Act, those who hold Iron Eagle stock certificates will be deemed to have acquired their shares on the date they originally acquired their Pinnacle shares. After reincorporation, Iron Eagle will continue to be a publicly held company, and, like

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Pinnacle shares, shares of Iron Eagle will be quoted on the Over the
Counter Bulletin Board Market. Iron Eagle will also file with the SEC and provide to its shareholders the same types of information that Pinnacle had previously filed and provided.

Certain Federal Income Tax Consequences
The following is a discussion of certain federal income tax considerations that may be relevant to holders of common stock who receive Iron Eagle common stock as a result of the proposed change of domicile. The discussion of U.S. federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. We strongly urge you to consult your tax advisors to determine the particular tax consequences to you of the reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws. The following discussion does not address all of the federal income tax consequences that may be relevant to particular shareholders based upon their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based on the Code, laws regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our shareholders under state, local and foreign laws. We have neither requested nor received a tax opinion from legal counsel with respect to the consequences of reincorporation. No rulings have been or will be requested from the Internal Revenue Service with respect to the consequences of reincorporation. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The reincorporation provided for is intended to be a tax free reorganization under the Code. Assuming the reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of Pinnacle's capital stock as a result of consummation of the reincorporation, and no gain or loss will be recognized by Pinnacle or Iron Eagle. Each former holder of Pinnacle's capital stock will have the same basis in the capital stock of Iron Eagle received by that holder pursuant to the reincorporation as that holder has in Pinnacle's capital stock held by that holder at the time the reincorporation is consummated. Each shareholder's holding period with respect to Iron Eagle's capital stock will include the period during which the holder held the corresponding Pinnacle capital stock, provided the latter as held by such holder as a capital asset at the time of consummation of reincorporation was consummated.

Accounting Treatment
In accordance with generally accepted accounting principles, Pinnacle expects that the redomicile will be accounted for as a reorganization of entities under common control and recorded at historical cost.

Regulatory Approvals
The redomicile is not expected to be consummated until Pinnacle has obtained all required consents of governmental authorities, including the filing of the Certificate of Merger and Articles of Merger with the Secretaries of State of Wyoming and Delaware. The board of directors intends that the merger be consummated as soon as practicable. Nonetheless, the board of directors may elect to abandon or postpone the redomicile of Pinnacle, if circumstances arise causing the board of directors to deem either such action advisable, except that any amendment that would effect a material change from the organizational document provisions discussed in this Information Statement would require further ratification by the holders of at least a majority of the shares of Pinnacle's common stock outstanding.

Significant Changes Caused by Merger
In general, Pinnacle's corporate affairs are governed at present by the Wyoming Business Law and by the articles of incorporation filed in Wyoming and the bylaws adopted pursuant to Wyoming law. The Wyoming articles of incorporation and bylaws are available for inspection during business hours at Pinnacle's principal executive offices. In addition, copies may be obtained by writing to Pinnacle at 9600 E. Arapahoe Road, Englewood, CO 80112. Upon effectuating the merger, Pinnacle's business will continued by Iron Eagle. Issues of corporate governance and control would be controlled by Delaware corporate law, rather than Wyoming law. The Wyoming articles of incorporation and bylaws will, in effect, be replaced by the articles of incorporation of Iron Eagle attached to this information statement as Exhibit A and the bylaws of Iron Eagle, attached to this information statement as exhibit
B. Accordingly, the differences among these documents and between Wyoming law and Delaware law are relevant.

Certain differences between Wyoming law and Delaware law and between the various organizational documents that the board of directors, considered to be significant are discussed below. Shareholders are advised that many provisions of Wyoming law and Delaware law may be subject to differing interpretations, and that those offered in this information statement may be incomplete in certain respects. The following discussion is not a substitute for direct reference to the statutes themselves or for professional guidance as to how to interpret them. In addition, the following discussion is qualified in its entirety by reference to Wyoming law, Delaware law, case law applicable in Wyoming and in Delaware, and the organizational documents of each of the companies. Shareholders are requested to read the following discussion in conjunction with the Delaware articles and the Delaware bylaws attached to this information statement.

   Company Name.   Subject to the consummation of the merger,
Pinnacle's name will be changed to Iron Eagle Group, Inc. For a discussion of the proposal to change Pinnacle's name, see Proposal 2.

   Board of Directors   There will be no change in the composition of
our board of directors.

   Vote required for approval. The procedure and requirements to effect an amendment to the articles of incorporation of a Delaware corporation provides that proposed amendments must first be adopted by the board of directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities. The board of directors of Pinnacle has adopted and approved the actions discussed in this Information Statement.


                           PROPOSAL No. 4
         EFFECTUATING A 30 FOR 1 REVERSE STOCK SPLIT

Our Board believes that the reverse stock split will enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of certain brokers and investors to trade our common stock.

Such determination was based on factors such as existing and expected marketability and liquidity of our common stock; prevailing market conditions; the likely effect on the market price of our common stock. Our Board also considered factors such as the historical and projected performance of our common stock; our projected performance; prevailing market and industry conditions; and general economic trends.


                           PROPOSAL No. 5
       RATIFICATION OF REVERSE MERGER AND SEVERANCE AGREEMENTS

As discussed above in "Change in Control", on January 8, 2010, Pinnacle entered into a share exchange with Iron Eagle Group, a Nevada corporation. Pursuant to the Agreement, Pinnacle issued an aggregate of 373,491,825 shares of its common stock to the Iron Eagle shareholders in exchange for all of the issued and outstanding Iron Eagle capital stock. As a result of the Agreement, Iron Eagle became a wholly-owned subsidiary of Pinnacle. There was a change in the ownership control of Pinnacle as of January 8, 2010 as the Iron Eagle shareholders own 92% of Pinnacle's outstanding common shares.

As discussed above in "Compensation of Directors and Executive Officer" the board of directors entered into severance agreements with Glen R. Gamble and Robert A. Hildebrand.

Certain shareholders executed the written consent and ratified the above discussed actions.

                       ADDITIONAL INFORMATION

We are obligated to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. Our annual reports filed on Form 10-K, quarterly reports filed on Form 10-Q, and current reports filed on Form 8-K are currently on file with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.


By Order of the Board of Directors
March 3, 2010

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